Exhibit 10.2

EXECUTION VERSION

SECOND AMENDMENT

Second Amendment, dated as of January 26, 2016 (this “Amendment”), to the Credit Agreement dated as of September 10, 2012 (as amended by the First Amendment, dated as of April 8, 2013 and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TOTAL SYSTEM SERVICES, INC. (the “Borrower”), the several lenders from time to time party thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other agents party thereto.

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement, and the Borrower has requested that the Credit Agreement be amended as set forth herein;

WHEREAS, as permitted by Section 10.01 of the Credit Agreement, the Required Lenders and the Administrative Agent are willing to agree to this Amendment upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises contained herein, the parties hereto agree as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, capitalized terms are used herein as defined in the Credit Agreement as amended hereby.

SECTION 2. Amendment to the Credit Agreement. Effective as of the Effective Date (as defined below), the Credit Agreement is hereby amended as set forth on Exhibit A to this Amendment. Language being inserted into the applicable section of the Credit Agreement is evidenced by blue double underline formatting. Language being deleted from the applicable section of the Credit Agreement is evidenced by red strike-through formatting.

SECTION 3. Conditions to Effectiveness. This Amendment shall become effective on January 26, 2016 (the “Effective Date”) upon satisfaction of each of the following conditions:

(a) The Administrative Agent (or its counsel) shall have received from the Borrower, the Administrative Agent and the Required Lenders either a counterpart of this Amendment signed on behalf of such party or written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment.

(b) On and as of the Effective Date, after giving effect to this Amendment, (i) each of the representations and warranties set forth in Article V of the Credit Agreement are true and correct in all material respects on and as of the date hereof (except to the extent that any such representation or warranty expressly relates to a specified earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing. The Borrower’s execution hereof shall be deemed a certification as to the satisfaction of this condition (b).

(c) The Administrative Agent shall have received all amounts due and payable by the Borrower on the Effective Date as set forth in Section 5 below, to the extent the invoice of which shall have been received by the Borrower at least 2 Business Days prior to the Effective Date.

SECTION 4. Continuing Effect; No Other Amendments or Consents.

(a) Except as expressly provided herein, all of the terms and provisions of the Credit Agreement are and shall remain in full force and effect. The amendment provided for herein is limited to the specific sections of the Credit Agreement specified herein and shall not constitute a consent, waiver or amendment of, or an indication of the Administrative Agent’s or the Lenders’ willingness to consent to any action requiring consent under any other provisions of the Credit Agreement or the same subsection for any other date or time period. Upon the effectiveness of the amendment set forth herein, each reference in the Credit Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

(b) The Borrower agrees with respect to each Loan Document to which it is a party that all of its obligations and liabilities under such Loan Document shall remain in full force and effect on a continuous basis in accordance with the terms and conditions of such Loan Document after giving effect to this Amendment.

(c) The Borrower and the other parties hereto acknowledge and agree that this Amendment shall constitute a Loan Document.

SECTION 5. Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of this Amendment, and any other documents prepared in connection herewith and the consummation and administration of the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

SECTION 6. Counterparts. This Amendment may be executed in any number of counterparts by the parties hereto (including by facsimile and electronic (e.g., “.pdf”, or “.tif”) transmission), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

SECTION 7. FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 8. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TOTAL SYSTEM SERVICES, INC., as Borrower

By:	/s/ Paul M. Todd
Name:	Paul M. Todd
Title:	Senior Executive Vice President and Chief Financial Officer

[Signature Page to 2012 Facility Amendment]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ John Kowalczuk
Name:	John Kowalczuk
Title:	Executive Director

[Signature Page to 2012 Facility Amendment]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Ryan Maples
Name:	Ryan Maples
Title:	Sr. Vice President

[Signature Page to 2012 Facility Amendment]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Ola Anderssen
Name:	Ola Anderssen
Title:	Director

[Signature Page to 2012 Facility Amendment]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Allison Burgun
Name:	Allison Burgun
Title:	Vice President

[Signature Page to 2012 Facility Amendment]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jocelyn Boll
Name:	Jocelyn Boll
Title:	Vice President

[Signature Page to 2012 Facility Amendment]

Exhibit A

[redline changed pages to be attached]

~~CONFORMED THROUGH FIRST AMENDMENT, DATED APRIL 8, 2013~~

EXECUTION VERSION

EXHIBIT A TO SECOND AMENDMENT

CREDIT AGREEMENT

Dated as of September 10, 2012

among

TOTAL SYSTEM SERVICES, INC.,

as the Borrower,

JPMORGAN CHASE BANK, N.A.

as Administrative Agent, Swing Line Lender

and

L/C Issuer,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., REGIONS BANK AND U.S. BANK

NATIONAL ASSOCIATION

as Syndication Agents,

The Other Lenders Party Hereto

and

J.P. MORGAN SECURITIES LLC

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., REGIONS CAPITAL MARKETS AND

U.S. BANK NATIONAL ASSOCIATION

as

Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS		14
1.01.	Defined Terms	14
1.02.	Other Interpretive Provisions	~~27~~28
1.03.	Accounting Terms and Calculations.	~~28~~29
1.04.	Rounding	~~28~~29
1.05.	Times of Day	~~28~~30
1.06.	Letter of Credit Amounts	~~28~~30

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS		~~29~~30
2.01.	The Loans.	~~29~~30
2.02.	Borrowings, Conversions and Continuations of Loans.	~~29~~31
2.03.	Competitive Bid Procedure.	~~32~~33
2.04.	Letters of Credit.	~~34~~36
2.05.	Swing Line Loans.	~~43~~44
2.06.	Prepayments.	~~46~~47
2.07.	Termination or Reduction of Commitments	~~47~~48
2.08.	Repayment of Loans.	~~48~~49
2.09.	Amortization of Term Loans	~~48~~49
2.10.	Interest.	~~48~~50
2.11.	Fees	~~49~~50
2.12.	Computation of Interest and Fees	~~50~~51
2.13.	Evidence of Debt.	~~50~~51
2.14.	Payments Generally; Administrative Agent’s Clawback.	~~50~~52
2.15.	Sharing of Payments by Lenders	~~52~~53
2.16.	Extension of Maturity Date in respect of the Revolving Credit Facility.	~~53~~54
2.17.	Increase in Commitments.	~~55~~56
2.18.	Currency Equivalents.	~~56~~57
2.19.	Defaulting Lenders	~~57~~58

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY		~~59~~60
3.01.	Taxes.	~~59~~60
3.02.	Illegality	~~62~~63
3.03.	Inability to Determine Rates	~~62~~64
3.04.	Increased Costs; Reserves on Eurocurrency Rate Loans.	~~63~~64
3.05.	Compensation for Losses	~~66~~67
3.06.	Mitigation Obligations; Replacement of Lenders.	~~66~~67
3.07.	Survival	~~66~~68

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		~~67~~68
4.01.	Conditions of Initial Credit Extension	~~67~~68
4.02.	Conditions to all Credit Extensions	~~68~~69

ARTICLE V. REPRESENTATIONS AND WARRANTIES		~~69~~70
5.01.	Existence, Qualification and Power	~~69~~70
5.02.	Authorization; No Contravention	~~69~~71
5.03.	Governmental Authorization; Other Consents	~~69~~71
5.04.	Binding Effect	~~69~~71
5.05.	Financial Statements; No Material Adverse Effect.	~~69~~71
5.06.	Litigation	~~70~~71

i

5.07.	No Default	~~70~~72
5.08.	Ownership of Property; Liens	~~70~~72
5.09.	Insurance	~~70~~72
5.10.	Environmental Compliance	~~70~~72
5.11.	Taxes	~~70~~72
5.12.	ERISA Compliance.	~~70~~72
5.13.	Subsidiaries; Equity Interests	~~71~~73
5.14.	Margin Regulations; Investment Company Act.	~~71~~73
5.15.	Solvency.	~~71~~73
5.16.	Disclosure	~~71~~73
5.17.	Compliance with Laws	~~72~~73
5.18.	Use of Proceeds	~~72~~73
5.19.	Intellectual Property; Licenses, Etc.	~~72~~74
5.20.	Taxpayer Identification Number	~~72~~74

ARTICLE VI. AFFIRMATIVE COVENANTS		~~72~~74
6.01.	Financial Statements	~~72~~74
6.02.	Certificates; Other Information	~~73~~75
6.03.	Notices	~~74~~76
6.04.	Payment of Obligations	~~75~~77
6.05.	Preservation of Existence, Etc.	~~75~~77
6.06.	Maintenance of Properties	~~75~~77
6.07.	Maintenance of Insurance	~~75~~77
6.08.	Compliance with Laws	~~76~~77
6.09.	Books and Records	~~76~~77
6.10.	Inspection Rights	~~76~~78
6.11.	Use of Proceeds	~~76~~78

ARTICLE VII. NEGATIVE COVENANTS		~~76~~78
7.01.	Liens	~~76~~78
7.02.	Investments	~~78~~80
7.03.	Fundamental Changes	~~79~~81
7.04.	Dispositions	~~79~~81
7.05.	Restricted Payments	~~80~~82
7.06.	Change in Nature of Business	~~80~~82
7.07.	Transactions with Affiliates	~~80~~82
7.08.	Use of Proceeds	~~80~~82
7.09.	Financial Covenants.	~~80~~82
7.10.	Swap Contracts	~~81~~83

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		~~81~~83
8.01.	Events of Default	~~81~~83
8.02.	Remedies Upon Event of Default	~~82~~84
8.03.	Application of Funds	~~83~~85

ARTICLE IX. ADMINISTRATIVE AGENT		~~84~~86
9.01.	Appointment and Authority	~~84~~86
9.02.	Rights as a Lender	~~84~~86
9.03.	Exculpatory Provisions	~~84~~86
9.04.	Reliance by Administrative Agent	~~85~~87
9.05.	Delegation of Duties	~~85~~87

ii

9.06.	Resignation of Administrative Agent	~~85~~87
9.07.	Non-Reliance on Administrative Agent and Other Lenders	~~86~~88
9.08.	No Other Duties, Etc.	~~86~~88
9.09.	Administrative Agent May File Proofs of Claim	~~86~~88

ARTICLE X. MISCELLANEOUS		~~87~~89
10.01.	Amendments, Etc.	~~87~~89
10.02.	Notices; Effectiveness; Electronic Communication.	~~88~~90
10.03.	No Waiver; Cumulative Remedies	~~90~~92
10.04.	Expenses; Indemnity; Damage Waiver.	~~90~~92
10.05.	Payments Set Aside	~~92~~94
10.06.	Successors and Assigns.	~~92~~94
10.07.	Treatment of Certain Information; Confidentiality	~~96~~98
10.08.	Right of Setoff	~~97~~99
10.09.	Interest Rate Limitation	~~97~~100
10.10.	Counterparts; Integration; Effectiveness	~~98~~100
10.11.	Survival of Representations and Warranties	~~98~~100
10.12.	Severability	~~98~~100
10.13.	Replacement of Lenders	~~98~~100
10.14.	Governing Law; Jurisdiction; Etc.	~~99~~101
10.15.	Waiver of Jury Trial	~~100~~102
10.16.	No Advisory or Fiduciary Responsibility	~~100~~102
10.17.	USA PATRIOT Act Notice	~~100~~102
10.18.	Judgment Currency	~~101~~103
10.19.	Termination	~~101~~103
10.20.	ENTIRE AGREEMENT	~~101~~103

SCHEDULES

1.01	Administrative Schedule
2.01	Commitments and Applicable Percentages
2.04	Existing Letter of Credit
5.06	Litigation
5.10	Environmental Matters
5.13	Subsidiaries; Other Equity Investments
7.01	Existing Liens
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Competitive Bid Request
C-2	Administrative Agent’s Notice to Lenders of Competitive Bid Request
C-3	Competitive Bid
D-1	Term Note
D-2	Dollar Note
D-3	Multicurrency Note
E	Compliance Certificates
F	Assignment and Assumption
G	U.S. Tax Compliance Certificates

iii

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of September 10, 2012, among TOTAL SYSTEM SERVICES, INC., a Georgia corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, J.P. MORGAN SECURITIES LLC, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., REGIONS CAPITAL MARKETS AND U.S. BANK NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunners, and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., REGIONS BANK AND U.S. BANK NATIONAL ASSOCIATION, as Syndication Agents.

The Borrower has requested that the Lenders provide a revolving credit facility and a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“5-Year Credit Facility Commitment Letter” means the Commitment Letter relating to the term loan facility and revolving facility described therein dated January 26, 2016 among the Borrower and J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., U.S. Bank National Association, Wells Fargo Securities, LLC and Wells Fargo Bank, National Association, including the exhibits and annexes attached thereto.

“Additional Commitment Lender” has the meaning specified in Section 2.16(d).

“Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Administrative Schedule” means Schedule 1.01 to this Agreement, which contains administrative information in respect of each Foreign Currency and each (i) Multicurrency Loan denominated in a Foreign Currency and (ii) Multicurrency Letter of Credit denominated in a Foreign Currency.

“Affected Lender” has the meaning specified in Section 3.04.

not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by JPMorgan Chase Bank as its “prime rate” and (c) the Eurocurrency Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the immediately preceding Business Day) in respect of a proposed Eurocurrency Rate Loan with a one-month Interest Period plus 1% per annum. The “prime rate” is a rate set by JPMorgan Chase Bank based upon various factors including JPMorgan Chase Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by JPMorgan Chase Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Book Value” means, at any date of determination with respect to any asset, the value thereof as the same would be reflected on a balance sheet as at such time in accordance with GAAP.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Competitive Loan Borrowing, a Swing Line Borrowing or a Term Loan Borrowing, as the context may require.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Bridge Facility Commitment Letter” means the Commitment Letter relating to the bridge term loan facility described therein dated January 26, 2016 among the Borrower and J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., U.S. Bank National Association, Wells Fargo Securities, LLC and Wells Fargo Bank, National Association, and the exhibits and annexes attached thereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided, however, (a) when used in connection with a Eurocurrency Rate Loan the term “Business Day” shall also exclude any day on which banks are not open for international business (including dealings in Dollar deposits) in the London interbank market and (b) when used in connection with any Loan denominated in Euros, the term “Business Day” shall also exclude any day which is not a Target Day.

“Calculation Date” means (a) the second Business Day preceding each Borrowing Date with respect to, and each date of any continuation of, a Multicurrency Loan or Competitive Loan in any Foreign Currency which is a Eurocurrency Rate Loan; (b) each Borrowing Date with respect to any minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated EBITDAR” means, as of any date of determination and without duplication, an amount equal to Consolidated EBITDA for the most recently completed Measurement Period plus, to the extent deducted in calculating such Consolidated Net Income, Rental Expenses for such period.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDAR for the most recently completed Measurement Period to (b) Consolidated Interest Charges plus Rental Expenses for the most recently completed Measurement Period. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that Indebtedness shall not be included in calculating any the Consolidated Fixed Charge Coverage Ratio as used in the financial covenants set forth in Section 7.09 for so long as such Indebtedness constitutes Qualifying Escrowed Indebtedness.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, and without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including, as applicable, Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (f) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all other Indebtedness of a Person other than the Borrower or any Subsidiary, which Indebtedness is (x) of the types referred to in clauses (a) through (f) above and (y) recourse to the Borrower or any Subsidiary.

“Consolidated Interest Charges” means, as of any date of determination, with respect to the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is understood and agreed that Indebtedness shall not be included in calculating any the Consolidated Leverage Ratio as used in the financial covenants set forth in Section 7.09 for so long as such Indebtedness constitutes Qualifying Escrowed Indebtedness.

“Consolidated Net Income” means, at any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its

ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Disposition” means the following Dispositions, so long as no Event of Default exists immediately after giving effect thereto:

(a)	Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)	Dispositions of inventory in the ordinary course of business;

(c)	Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)	Dispositions of property by any Subsidiary in compliance with Section 7.07 (i) to the Borrower or (ii) to a wholly-owned Subsidiary;

(e)	Dispositions in the form of Investments to the extent permitted under Section 7.02;

(f)	Dispositions in the form of leases, licenses or subleases of property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries; and

(g)	Dispositions in the form of assignments and licenses of IP Rights of the Borrower and its Subsidiaries in the ordinary course of business.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Public Lender” has the meaning specified in Section 6.02.

“Qualifying Escrowed Indebtedness” means Indebtedness the proceeds of which are escrowed or otherwise segregated (whether or not with a third party, but otherwise on terms and in a manner reasonably satisfactory to the Administrative Agent (it being acknowledged and agreed that any of the escrow and/or segregation arrangements consistent with the ones employed by the Borrower in connection with the issuance of $1.1 billion of senior notes in May 2013 to finance the Borrower’s acquisition of NetSpend Holdings, Inc. are reasonably satisfactory to the Administrative Agent)) and set aside pending application towards the Tanzanite Acquisition to the extent such Indebtedness is required to be repaid or redeemed in the event the Tanzanite Acquisition terminates prior to its consummation (for the avoidance of doubt such Indebtedness shall only constitute Qualifying Escrowed Indebtedness while the proceeds thereof are so escrowed or segregated and otherwise meet the requirements of this definition).

provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the swing line subfacility established pursuant to Section 2.05.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.05.

“Swing Line Lender” means JPMorgan Chase Bank in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.05(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Syndication Agent” means each of The Bank of Tokyo-Mitsubishi UFJ, Ltd., Regions Bank and U.S. Bank National Association, each in their capacity as a syndication agent under any of the Loan Documents, or any successor syndication agent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tanzanite” means TransFirst Holdings Corp., a Delaware corporation.

“Tanzanite Acquisition” means the acquisition of Tanzanite through a stock purchase, from Vista Equity Partners Fund V, L.P, Vista Equity Partners Fund V-A, L.P., Vista Equity Partners Fund V-B, L.P., Vista Equity Partners Fund V Executive, L.P., VEPF V FAF, L.P. and Vista Equity Associates, LLC (collectively, the “Sellers”) pursuant to a Stock Purchase Agreement (together with all exhibits, schedules and disclosure letters thereto, the “Tanzanite Purchase Agreement”) dated as of January 26, 2016 among Tanzanite, the Sellers, and the Borrower.

“Tanzanite Closing Date” means the first date all the conditions precedent in the “notwithstanding” clause in the last sentence of Section 4.02 are satisfied or waived in accordance with Section 10.01.

“Tanzanite Purchase Agreement” has the meaning specified in the definition of Tanzanite Acquisition.

“Target Day” means any day on which (i) Target2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.

“Target2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Notwithstanding anything in this Agreement or in any other Loan Document to the contrary, the only conditions to a Credit Extension under the Revolving Credit Facility to fund the Tanzanite Acquisition on the Tanzanite Closing Date (it being understood the representations and warranties set forth in Section 4.02(a) above are made on the Tanzanite Closing Date, but the only representations and warranties the accuracy of which is a condition to such Credit Extension on the Tanzanite Closing Date shall be limited to the “Specified Representations” (as defined in the 5-Year Credit Facility Commitment Letter or the Bridge Commitment Letter, as applicable and as the case may be, in each case as in effect as of January 26, 2016, after giving effect to any subsequent amendment, waiver or modification thereof approved by the Required Lenders) in the credit facilities referred to in clause (b) below (it being understood that where such “Specified Representations” specifically relate to the documentation governing such credit facilities they shall instead, solely for purposes hereof, be deemed to relate to the Loan Documents)) shall be (a) that Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof and (b) the “Delayed Draw Term Loan Facility” set forth in the 5-Year Credit Facility Commitment Letter (or if such “Delayed Draw Term Loan Facility” is not established, the “Bridge Term Loan Facility” set forth in the Bridge Commitment Letter) shall have been funded or will be substantially simultaneously funded, in each case in accordance with the conditions set forth in such respective commitment letter (and with “Delayed Draw Term Loan Facility” and “Bridge Term Loan Facility” as used herein to have the meanings set forth in in such respective commitment letters) in each case as in effect as of January 26, 2016 (after giving effect to any subsequent amendment, waiver or modification thereof approved by the Required Lenders).

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01. Existence, Qualification and Power. The Borrower (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.18. Use of Proceeds. The proceeds of the Term Loans and the proceeds of the Revolving Credit Facility will be used by the Borrower to refinance the Existing Credit Agreement and for working capital and other lawful corporate purposes, including the financing of the repurchase by the Borrower of the Borrower’s capital stock, and the financing of the Tanzanite Acquisition and the transactions related thereto.

5.19. Intellectual Property; Licenses, Etc. Subject to the immediately following sentence, the Borrower and its Subsidiaries own, or possess the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are used in the operation of their respective businesses, without material conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person other than infringements that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20. Taxpayer Identification Number. The Borrower’s correct U.S. taxpayer identification number is set forth on Schedule 10.02.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01. Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous

Subsidiary (but only to the extent such Negative Pledge covers any Equity Interest in such Subsidiary or the property or assets of such Subsidiary);

(v) a Negative Pledge contained in any agreements governing an Investment made in a Person other than a Subsidiary (but only to the extent such Negative Pledge covers any Equity Interest in such Person);

(vi) a Negative Pledge contained in any agreement relating to the Disposition of a Subsidiary or assets pending such Disposition, provided that in any such case such Negative Pledge applies only to the Subsidiary or the assets that are the subject of such Disposition; ~~or~~

(vii) a Negative Pledge contained in any agreement evidencing or governing Indebtedness (including credit facilities and debt securities) otherwise permitted to be incurred under this Agreement, so long as the Borrower determines in good faith (after consultation with the Administrative Agent) that such Negative Pledge, taken as a whole, is no more restrictive in any material respect than the restrictions in Section 7.01(b), or that such Negative Pledge is otherwise in a form customary for similar agreements for comparable borrowers or issuers at such time; ~~and~~or

(viii) a Negative Pledge contained in any documentation in connection with Qualifying Escrowed Indebtedness, provided that such Negative Pledge only extends to the proceeds of such Qualifying Escrowed Indebtedness and any account containing such proceeds; and

(b) Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(i) Liens pursuant to any Loan Document;

(ii) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (x) the value of the property covered thereby is not changed (unless reduced), (y) the amount secured or benefited thereby is not increased, and (z) the direct or any contingent obligor with respect thereto is not changed;

(iii) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(iv) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(v) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(vi) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, but expressly excluding any liens in favor of the PBGC or otherwise under ERISA;

(vii) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(viii) Liens securing judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(h);

(ix) Liens securing Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets; provided, that (x) on any date of determination the aggregate amount of all such Indebtedness secured by such Liens does not exceed 15% of the Book Value of the assets of the Borrower and its Subsidiaries in the aggregate; (y) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (and the proceeds thereof); and (z) the Indebtedness secured thereby does not on the date of acquisition exceed the cost or fair market value, whichever is lower, of the property being acquired;

(x) any Lien (x) existing on property of a Person at the time of its consolidation with or merger into the Borrower or a Subsidiary or at the time such Person becomes a Subsidiary or (y) existing on any property acquired by the Borrower or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed); provided that in each such case, (A) such Lien was not created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property and (B) such Lien shall extend solely to the property so acquired or in the case of an acquisition of a Subsidiary, the assets of the Subsidiary, and in each case, proceeds thereof;

(xi) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(xii) leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(xiii) Liens on the assets of any Subsidiary securing Indebtedness or other obligations owing to the Borrower;

(xiv) Liens in the nature of any interest or title of a lessor or sublessor under any lease;

(xv) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in connection with Investments permitted under Section 7.02;

(xvi) purported Liens evidenced by the filing of precautionary UCC financing statements; ~~and~~

(xvii) Liens arising in connection with out-bound licenses of patents, copyrights, trademarks and other IP Rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries~~.~~; and

(xviii) Liens securing Qualifying Escrowed Indebtedness (to the extent such liens only extend to such Qualifying Escrowed Indebtedness, the proceeds thereof and any account containing any such proceeds).

7.02. Investments. Make any Investments (other than the Tanzanite Acquisition), if a Default then exists or arises as a result of such Investment or if immediately after giving effect to such Investment, (a) the Book Value of the assets of the Borrower would be less than the greater of (i) 50% of the Book Value of the consolidated assets of the Borrower and its Subsidiaries and (ii) $850,000,000 or (b) the representations and warranties made by the Borrower in the Loan Documents to which it is a party would not be true and correct in all material respects with the same force and effect as if made on and as of the date of such Investment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were not true and correct in all material respects as of such earlier date; provided that, prior to making any Material Investment, the Borrower shall deliver to the Administrative Agent a Compliance Certificate, demonstrating that the Borrower is in compliance, on a pro forma basis after giving effect to such Material Investment, as of the last day of the most-recently ended fiscal quarter of the Borrower for which the Borrower has delivered financial statements to the Lenders or for which financial statements of the Borrower are publicly available, with the financial covenants set forth in Section 7.09 and demonstrating the Borrower’s compliance with the requirements of Section 7.02(a); provided that, notwithstanding the foregoing, Investments by Subsidiaries (including without limitation, intercompany loans and advances) in the Borrower may not exceed $5,000,000 in the aggregate on any date of determination. For purposes hereof, “Material Investment” shall mean any Investment of more than $150,000,000 in cash, cash equivalents or assets (valued at such assets Book Value at the date of such Investment).

7.03. Fundamental Changes. Other than the transactions to effect the Tanzanite Acquisition conducted pursuant to the Tanzanite Purchase Agreement, ~~M~~merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving Person;

(b) any Subsidiary may merge with any other Subsidiary so long as no Default would exist immediately after giving effect to such merger, including without limitation a Default resulting from a breach of any other covenant contained in this Article VII;

(c) the Borrower or any Subsidiary may Dispose of Subsidiaries and any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the extent each such Disposition constitutes a Permitted Disposition or is otherwise permitted by Section 7.04;

(d) any Subsidiary may merge with another Person (other than the Borrower or another Subsidiary), if immediately after giving effect to such merger, (i) the Book Value of the assets of the Borrower would not be less than the greater of (x) 50% of the Book Value of the consolidated assets of the Borrower and its Subsidiaries and (y) $850,000,000; and (ii) the representations and warranties made by the Borrower in the Loan Documents to which it is a party are true and correct in all material respects with the same force and effect as if made on and as of the date of such merger, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date; provided that if such Subsidiary is a Material Subsidiary, the Borrower shall deliver to the Administrative Agent a Compliance Certificate, demonstrating that the Borrower is in compliance, on a pro forma basis after giving effect to the merger of such Material Subsidiary, as of the last day of the most-recently ended fiscal quarter of the Borrower for which the Borrower has delivered financial statements to the Lenders or for which financial

7.09. Financial Covenants.

(a) Minimum Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 2.5 to 1.0.

(b) Maximum Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 3.0 to 1.0~~.~~; provided that with respect to the end of any fiscal quarter of the Borrower on and after the Tanzanite Closing Date such ratio shall instead be 4.25 to 1.00, with such ratio stepping down to:

(i) in the event the Tanzanite Closing Date is on or prior to May 15, 2016, 4.00 to 1.00 on December 31, 2016, 3.75 to 1.00 on March 31, 2017 and 3.50 to 1.00 on September 30, 2017 (with such 3.50 to 1.00 ratio applying for any fiscal quarter of the Borrower ending thereafter); or

(ii) in the event the Tanzanite Closing Date is after May 15, 2016, 4.00 to 1.00 on March 31, 2017, 3.75 to 1.00 on June 30, 2017 and 3.50 to 1.00 on December 31, 2017 (with such 3.50 to 1.00 ratio applying for any fiscal quarter of the Borrower ending thereafter).

7.10. Swap Contracts. Enter into any Swap Contract except in the ordinary course of business pursuant to bona fide hedging transactions and not for speculation.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within two Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder as contemplated by Section 2.04(i), 2.04(j), or 2.11, or (iii) within three Business Days after notice thereof, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.05, or 6.11 or Article VII; or

(c) Other Defaults. The Borrower fails to perform or observe (i) any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or (ii) any term, covenant or agreement contained in Section 6.01, 6.02, 6.03, or 6.10 and such failure continues for two Business Days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts